                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*



                         Hollywood Casino Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

               Class A Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   436132203
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 29, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]    Rule 13d-1(b)

     [X]    Rule 13d-1(c)

     [_]    Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A


-----------------------
  CUSIP NO.  436132203
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


       Aileen M. Pratt
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          21,000 (1)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          21,000 (1)
------------------------------------------------------------------------------
                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          21,000
------------------------------------------------------------------------------
                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES (SEE INSTRUCTIONS)
10
                                                                    [_]
------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                   Less than 0.1%
------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

                   IN
------------------------------------------------------------------------------


(1) Represents (a) 14,000 shares of Common Stock owned of record by MEP Family Partnership and (b) 7,000 shares of Common Stock owned of record by CLP Family Partnership. Aileen M. Pratt and her spouse are the Managing Partners of each of MEP Family Partnership and CLP Family Partnership.

                                 SCHEDULE 13G/A

-----------------------
  CUSIP NO.  436132203
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


       MEP Family Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            14,000 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             14,000 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
                   14,000
------------------------------------------------------------------------------
                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES (SEE INSTRUCTIONS)
10
                                                                    [_]
------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                   Less than 0.1%
------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                   PN
------------------------------------------------------------------------------


(1) Power is exercised through its Managing Partner, Aileen M. Pratt.

                                 SCHEDULE 13G/A

-----------------------
  CUSIP NO.  436132203
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


       CLP Family Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            7,000 (1)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,000 (1)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
                   7,000
------------------------------------------------------------------------------
                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                   CERTAIN SHARES (SEE INSTRUCTIONS)
10
                                                                    [_]
------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                   Less than 0.1%
------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
                   PN
------------------------------------------------------------------------------


(1) Power is exercised through its Managing Partner, Aileen M. Pratt.

Item 1(a).     Name of Issuer:
---------      --------------

                    Hollywood Casino Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

                    Two Galleria Tower, Suite 2200
                    13455 Noel Road
                    Dallas, Texas 75240

Item 2(a).     Name of Persons Filing:
---------      ----------------------

                    Aileen M. Pratt, MEP Family Partnership and CLP Family Partnership (collectively, the "Reporting Persons"). The Reporting Persons expressly disclaim the existence of any "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, between themselves or with any other person, with respect to the Common Stock.

Item 2(b).     Address of Principal Business Office or, if None, Residence:
---------      -----------------------------------------------------------

                    Two Galleria Tower, Suite 2200
                    13455 Noel Road
                    Dallas, Texas 75240

Item 2(c).     Citizenship:
---------      -----------

                    Aileen M. Pratt is a citizen of the United States of America. MEP Family Partnership and CLP Family Partnership are each organized as a general partnership under the laws of the State of Texas.

Item 2(d).     Title of Class of Securities:
---------      ----------------------------

                    Class A Common Stock, $0.0001 par value per share (the "Common Stock")


Item 2(e).     CUSIP Number.:
----------     --------------

                    436132203


Item 3.        If this statement is filed pursuant to (S)(S)240.13d-1(b) or
------         ------------------------------------------------------------
               240.13d-2(b) or (c), check whether the person filing is a:
               ---------------------------------------------------------

 (a)  [_]      Broker or dealer registered under section 15 of the Act (15
               U.S.C. 78o).

 (b)  [_]      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

 (c)  [_]      Insurance company as defined in section 3(a)(19) of the Act (15
               U.S.C. 78c).

 (d)  [_]      Investment company registered under section 8 of the Investment
               Company Act of 1940 (15 U.S.C. 80a-8).

 (e)  [_]      An investment adviser in accordance with (S)240.13d-
               1(b)(1)(ii)(E).

 (f)  [_]      An employee benefit plan or endowment fund in accordance with
               (S)240.13d-1(b)(1)(ii)(F).

 (g)  [_]      A parent holding company or control person in accordance with (S)
               240.13d-1(b)(1)(ii)(G).

 (h)  [_]      A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813).

 (i)  [_]      A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3) .

 (j)  [_]      Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).

Item 4.        Ownership:
------         ---------

               Aileen M. Pratt:

                    (a)  Amount beneficially owned: 21,000

                    (b)  Percent of class: Less than 0.1%

                    (c)  Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote - 0.

                         (ii)  Shared power to vote or to direct the vote -
                               21,000.

                         (iii) Sole power to dispose or to direct the
                               disposition of - 0.

                         (iv) Shared power to dispose or to direct the disposition of - 21,000.

               MEP Family Partnership:

                    (a)  Amount beneficially owned: 14,000

                    (b)  Percent of class: Less than 0.1%

                    (c)  Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote -
                               14,000.

                         (ii)  Shared power to vote or to direct the vote - 0.

                         (iii) Sole power to dispose or to direct the
                               disposition of - 14,000.

                         (iv) Shared power to dispose or to direct the disposition of - 0.

               CLP Family Partnership:

                    (a)  Amount beneficially owned: 7,000

                    (b)  Percent of class: Less than 0.1%

                    (c)  Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct the vote - 7,000.

                         (ii)  Shared power to vote or to direct the vote - 0.

                         (iii) Sole power to dispose or to direct the
                               disposition of - 7,000

                         (iv) Shared power to dispose or to direct the disposition of - 0.

Item 5.        Ownership of Five Percent or Less of a Class:
------         --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
------         ---------------------------------------------------------------

                    Not applicable.

Item 7.        Identification and Classification of the Subsidiary which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on By The Parent Holding
               -------------------------------------------------------------
               Company:
               --------

                    Not applicable.

Item 8.        Identification and Classification of Members of the Group:
------         ---------------------------------------------------------

                    Not applicable.

Item 9.        Notice of Dissolution of Group:
------         ------------------------------

                    Not applicable.

Item 10.       Certification:
-------        -------------

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   Date: January 29, 1999.

                                    AILEEN M. PRATT

                                    /s/ Aileen M. Pratt
                                    -----------------------------------


                                    MEP FAMILY PARTNERSHIP


                                    /s/ Aileen M. Pratt
                                    -----------------------------------
                                    By:  Aileen M. Pratt
                                         Managing Partner


                                    CLP FAMILY PARTNERSHIP


                                    /s/ Aileen M. Pratt
                                    -----------------------------------
                                    By:  Aileen M. Pratt
                                         Managing Partner